Exhibit 99.1

Investor Relations:

Raul Jacob Victor Pedraglio +(602) 264-1375	April 27, 2021 Southern Copper Corporation (NYSE and BVL: SCCO)
southerncopper@southernperu.com.pe www.southerncoppercorp.com

•	1Q21 net sales were $2,532.5 million, which represented a 47.3% increase over 1Q20’s net sales of $1,719.7 million. Growth was mainly driven by significantly higher metal prices for copper (+50.4% - LME), silver (+55.8%) and zinc (+28.9%). Higher prices were slightly offset by lower sales volumes for copper (-4.5%) and zinc (-56.7%).

•	1Q21 net income was $763.8 million, a 255.6% increase over 1Q20 net income of $214.8 million. Net income margin in 1Q21 was 30.2% compared with 12.5% in 1Q20. These increases were mainly attributable to higher sales (+47.3%) and stable operating costs (-0.5%).

•	1Q21 adjusted EBITDA was $1,554.5 million, which represented an increase of 116.3% compared to 1Q20 adjusted EBITDA of $718.8 million. The adjusted EBITDA margin in 1Q21 was 61.4% compared with 41.8% in 1Q20. On a QoQ basis, adjusted EBITDA was 24.0% higher than in 4Q20.

•	Copper production slightly decreased by 1.5% in 1Q21 when compared with 1Q20; this was mainly attributable to lower production at our Peruvian mines (-3.0%) and La Caridad mine (-1.8%) and driven by a decrease in ore grades. This was partially offset by an increase in production in our IMMSA operations (+9.5%) due to higher production at the San Martin mine (+52.8%).

•	By-product production: Molybdenum production increased slightly by 0.2% in 1Q21 compared to 1Q20, which was mainly due to higher production our Peruvian mines (+10.1%) and partially offset by a decrease in production at Buenavista (-21.9%). Mined silver production decreased by 6.3% in 1Q21 compared with 1Q20, due to lower production at Buenavista (-13.4%) and IMMSA (-9.4%). Mined zinc production decreased 14.5% in 1Q21, compared with 1Q20 production, which was mainly attributable to lower production at the Charcas, Santa Barbara and San Martin mines.

~~•~~	Operating cash cost per pound of copper, net of by-product revenues, was $0.74 in 1Q21, compared to $0.77 in 1Q20. This 3.9% decrease in cash cost was mainly the result of a significant increase in by-product revenues (+18.5%).

•	In the first quarter of 2021, we spent $232.6 million on capital investments, which represented a 130.3% increase with regard to the same period in 2020 and accounted for 30.5% of net income.

•	Dividends: On April 22, 2021, the Board of Directors authorized a dividend of $0.70 per share payable on May 25, 2021, to shareholders of record at the close of business on May 11, 2021.

German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “Once again our quarterly results reflect the timely roll-out of our expansion programs and cost control improvements, which allow us to produce copper at a very competitive cash cost of $0.74 per pound of copper. This low cost has been obtained despite the fact that we have resumed maintenance work and other projects at all of our operations under a well-designed COVID 19 protocols that follow strict safety and hygiene measures to protect our workers.“

We believe that the vaccination efforts, which have been carried out by the state of Sonora (Mexico), represent a very positive development. Through this endeavor, 100% of the medical personnel at our operations have been vaccinated. Similarly, 98% of the workers over the age of 60 in Cananea, and 100% of those in Nacozari, have also received a vaccine. This significant advance gives our personnel needed protection against the COVID-19 virus; provides peace of mind to both workers and their families; and allows the Company to begin normalizing operating levels at our installations.

Our Company is contributing to this effort by providing logistical support during the vaccination roll-out.”

Key Financial Data

			Variance			Variance
	1Q21	1Q20	$	%	4Q20	$	%
Sales	$2,532.5	$1,719.7	$812.8	47.3%	$2,350.7	$181.8	7.7%
Cost of sales	943.8	955.8	(12.0)	(1.3)%	1,048.5	(104.7)	(10.0)%
Operating income	1,351.6	533.3	818.3	153.4%	1,066.4	285.2	26.7%
Net income	$763.8	$214.8	$549.0	255.6%	$590.2	$173.6	29.4%
Net income margin	30.2%	12.5%	17.7pp	141.6%	25.1%	5.1pp	20.3%
Adjusted EBITDA	1,554.5	718.8	835.7	116.3%	1,254.1	300.4	24.0%
Adjusted EBITDA margin	61.4%	41.8%	19.6pp	46.9%	53.3%	8.1pp	15.2%
Income per share	$0.99	$0.28	$0.71	253.6%	$0.76	$0.23	30.3%
Capital investments	$232.6	$101.0	$131.6	130.3%	243.4	$(10.8)	(4.4)%

Note: Figures in millions except per share amounts and %’s.

Capital Investments

Southern Copper’s investment philosophy is not based on the outlook for copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to make on-going investments in our considerable asset portfolio.

The conditions generated by COVID-19 have led us to implement measures to reduce vulnerability at the project execution level. These measures, which are constantly under review, include enforcing social distance rules; strengthening sanitation efforts; and requiring quarantine periods for personnel. Some activities in the project execution stage, which are located in regions in Peru or Mexico where new cases of infection are on the rise, have experienced delays. Consequently, we expect some delays, albeit minimal, in the execution of our investment projects. Nevertheless, to date, delays primarily affect construction activities that require people to work in close physical proximity. All other engineering, procurement and construction activities that entail limited interaction between personnel are on schedule.

Peruvian Projects

Our current portfolio for approved projects in Peru totals $2.8 billion, $1.6 billion of which has already been invested. If we include the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.6 billion) projects, our total investment program in Peru reflects a commitment of $7.9 billion.

Tia Maria - Arequipa: Southern Copper has been consistently working to promote the welfare of the Islay province population. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

1Q21 www.southerncoppercorp.com	Page 2 of 10

On January 7, 2021, the mayor of the Islay province (Arequipa, Peru) awarded a City Diploma to SPCC in recognition of the Company’s efforts to assist the population of Islay during the COVID-19 pandemic. SPCC provided medical assistance, tests, oxygen, personal protection equipment and food stuffs to the population in the area of influence of the Tia Maria project.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. During the construction and operation phase, we will make it a priority to hire local labor to fill the 9,000 jobs (3,600 direct and 5,400 indirect) that we expect to generate during Tia Maria’s construction phase. When operating, we expect Tia Maria to directly employ 600 workers and indirectly provide jobs for another 4,200. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region via royalties and taxes.

We expect the Peruvian government to acknowledge the significant progress the project has made on the social front and the important contributions that Tia Maria will generate for Peru´s economy and, consequently, take the necessary steps to provide SCC with adequate support to initiate construction.

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 100,000 tons of zinc and 20,000 tons of copper per year. We have completed the basic engineering study and the detailed engineering study is 89% complete. In order to continue with the project, stronger preventive measures to combat COVID-19 have been put in place. Purchase orders have been placed for major equipment, some of which are currently being manufactured. As part of this process, the mill manufacturing process has been completed and the respective elements are being shipped or are already at the project site. The project has all the necessary permits and the capital budget is $413 million. We expect to initiate operations in 2023. When completed, this new facility will double the Company’s zinc production capacity and provide 490 direct jobs and 1,470 indirect jobs.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. A new 25-meter wide off-road facility for mining trucks has been built and will be used to transport the ore from the pit to the primary crushers at the La Caridad copper concentrator. This project will significantly improve the overall mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million and we expect the project to begin production in the 1Q22.

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 281 million tons of ore with an average copper grade of 0.301%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million. We expect the project to start production in 2023 and the mine life is expected to be 13 years. The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery. The Company has started the project basic engineering and site species collection.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 2.4 billion tons with an ore grade of 0.422%; 0.3 billion tons of leach material with an ore grade of 0.288%; and 0.11 grams of gold per ton. The project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to situate at 190,000 tons of copper and 105,000 ounces of gold with an estimated capital budget of $2.9 billion. The Company has started the baseline study and is reviewing the basic engineering analysis to request the environmental impact permit. We have had the corresponding mining concessions for several years now, and during 2020 we finished acquiring all the land needed.

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Environmental, Social & Governance (ESG) Investment

SCC is committed to improving its ESG record by adopting best practices. In this regard, the Company's sustainable development policies were recently updated. These policies, applicable to SCC and its subsidiaries, formalize the Company’s vision, commitments and objectives to promote sustainable development and generate shared value for our stakeholders.

In 2020, and for the second consecutive year, SCC was listed on SCC Dow Jones Sustainability Index MILA. Additionally, our score on S&P Global's annual sustainability assessment increased to 50 points during the same period; this represents a 5-point increase over 2019’s level.

In Peru, SCC, in coordination with the Peruvian government and our main oxygen supplier, has adapted our Ilo Oxygen Plant N°2 in record time to produce 140 tons per week of liquid oxygen. The production is being used to supply hospitals and medical facilities in Peru’s central and southern regions, where medicinal oxygen is extremely scarce. The Company has committed to donating 2,500 tons of liquid oxygen, which is the equivalent of 194,000 oxygen tanks of 10 cubic meters each. As of March 31st, we had delivered 1,346 tons of liquid oxygen, or 53% of the committed donation.

In addition to this effort, in March we donated two mobile oxygen plants, each with a capacity of 720 cubic meters per day of medical oxygen. These plants will be transported to towns that lack sufficient oxygen supplies to fight against COVID-19.

In 2020, the 3,667 students from 11 educational centers sponsored by the Company in Mexico and Peru were able to continue their school programs remotely. To cope with the global pandemic, the Company’s programs, which are developed under the Community Development Model, migrated to virtual platforms. Last year, 4,634 online workshops were held, consolidating a community of over 290 thousand users on social networks, which represents an increase of 63% compared to 2019. In 1Q21, we continued to roll out remote school programs to provide education to 3,756 school-age children. Alongside these efforts, SCC offered virtual workshops to the community, which have been reproduced more than 10 million times since the beginning of the pandemic.

Last year was marked by a good performance in terms of occupational safety since no fatalities were registered, and accident rates and lost days in the mining division dropped by 44% and 78%, respectively, compared to 2019. Minera México obtained, for the second consecutive year, three of the six distinctions (“Casco de Plata”) awarded by the Mining Chamber of Mexico for occupational health and safety performance. The survey conducted by the Mining Chamber of Mexico, which determines award recipients, includes approximately 120 mining companies of different sizes that are grouped into diverse categories, such as open and underground mining, smelting and refining.

Conference Call

The Company’s first quarter earnings conference call will be held on Wednesday, April 28, 2021, beginning at 12:00 PM – EST (11:00 AM Lima and Mexico City time).

To participate:

Dial-in number:	877-455-8486 in the U.S.
629-228-0768 outside the U.S.
Raul Jacob, SCC Vice President of Finance, Treasurer & CFO

Conference ID:	4663035 and “Southern Copper Corporation First Quarter 2021 Earnings Results”

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Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2021	3.85	3.86	11.19	1.25	26.29	1,797.80

1Q 2020	2.56	2.57	9.56	0.97	16.87	1,583.23
2Q 2020	2.42	2.43	8.24	0.89	16.54	1,710.51
3Q 2020	2.96	2.94	7.57	1.06	24.59	1,911.36
4Q 2020	3.25	3.26	8.93	1.19	24.50	1,873.24
Average 2020	2.80	2.80	8.57	1.03	20.62	1,769.59

Variance: 1Q21 vs. 1Q20	50.4%	50.2%	17.1%	28.9%	55.8%	13.6%
Variance: 1Q21 vs. 4Q20	18.5%	18.4%	25.3%	5.0%	7.3%	(4.0)%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2021	2020	%
Copper (tons)
Mined	238,402	241,967	(1.5)%
3rd party concentrates	688	9,308	(92.6)%
Total production	239,090	251,275	(4.8)%
Smelted	151,594	163,384	(7.2)%
Refined and rod	202,249	214,052	(5.5)%
Sales	240,183	251,533	(4.5)%

Molybdenum (tons)
Mined	7,200	7,185	0.2%
Sales	7,219	7,239	(0.3)%

Zinc (tons)
Mined	16,466	19,263	(14.5)%
Refined	18,368	28,560	(35.7)%
Sales	12,514	28,885	(56.7)%

Silver (000s ounces)
Mined	4,946	5,278	(6.3)%
Refined	3,349	3,161	5.9%
Sales	5,338	5,520	(3.3)%

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Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2021	2020	VAR %

	(in millions, except per share amounts)
Net sales:	$2,532.5	$1,719.7	47.3%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	943.8	955.8	(1.3)%
Selling, general and administrative	30.1	29.1	3.4%
Depreciation, amortization and depletion	200.6	192.9	4.0%
Exploration	6.4	8.6	(25.6)%
Total operating costs and expenses	1,180.9	1,186.4	(0.5)%

Operating income	1,351.6	533.3	153.4%

Interest expense, net of capitalized interest	(89.6)	(96.8)	(7.4)%
Other income (expense)	2.3	(7.4)	(131.1)%
Interest income	2.4	7.8	(69.2)%
Income before income taxes	1,266.7	436.9	189.9%
Income taxes	507.5	221.7	128.9%
Net income before equity earnings of affiliate	759.2	215.2	252.8%
Equity earnings of affiliate	7.9	1.0	690.0%
Net Income	767.1	216.2	254.8%

Less: Net income attributable to non-controlling interest	3.3	1.4	135.7%

Net Income attributable to SCC	$763.8	$214.8	255.6%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.99	$0.28	253.6%
Dividends paid	$0.60	$0.40	50.0%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1

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Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2021	2020	2020

	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,267.3	$2,183.6	$2,051.6
Short-term investments	415.9	410.8	40.7
Accounts receivable	1,324.4	1,136.6	789.7
Inventories	880.7	950.2	1,079.4
Other current assets	148.0	134.0	178.3
Total current assets	5,036.3	4,815.2	4,139.7

Property, net	9,454.4	9,458.7	9,288.7
Leachable material, net	1,156.3	1,125.0	1,149.0
Intangible assets, net	141.5	143.0	148.5
Related parties receivable	-	-	59.0
Right-of-use assets	961.9	979.0	1,029.6
Deferred income tax	254.4	230.0	195.8
Other assets	213.0	195.6	201.8
Total assets	$17,217.8	$16,946.5	$16,212.1

LIABILITIES
Current liabilities:
Current portion of long-term debt	-	-	$400.0
Accounts payable	$549.0	$594.6	597.8
Income taxes	284.4	340.9	16.5
Accrued workers’ participation	299.9	247.8	130.3
Other accrued liabilities	241.6	201.5	242.6
Total current liabilities	1,374.9	1,384.8	1,387.2

Long-term debt	6,545.0	6,544.2	6,541.8
Lease liabilities	890.5	908.4	960.1
Deferred income taxes	144.2	159.4	183.2
Non-current taxes payable	-	-	-
Other liabilities	134.0	128.7	111.1
Asset retirement obligation	550.9	545.0	265.5
Total non-current liabilities	8,264.6	8,285.7	8,061.7

EQUITY
Stockholders’ equity:
Common stock	3,448.3	3,450.3	3,419.3
Treasury stock	(3,061.2)	(3,063.5)	(3,034.2)
Accumulated comprehensive income	7,138.0	6,838.0	6,331.1
Total stockholders’ equity	7,525.1	7,224.8	6,716.2
Non-controlling interest	53.2	51.2	47.0
Total equity	7,578.3	7,276.0	6,763.2

Total liabilities and equity	$17,217.8	$16,946.5	$16,212.1

As of March 31, 2021, December 31, 2020 and March 31, 2020 there were 773.1 million shares outstanding.

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Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2021	2020

	(in millions)
OPERATING ACTIVITIES
Net income	$767.1	$216.2
Depreciation, amortization and depletion	200.6	192.9
Deferred income tax	(38.9)	7.5
Change in operating assets and liabilities	(129.2)	80.6
Other, net	(17.0)	(22.1)
Net cash provided by operating activities	782.6	475.1

INVESTING ACTIVITIES
Capital investments	(232.6)	(101.0)
(Purchase) sale of short-term investment, net	(5.2)	40.0
Other, net	-	0.4
Net cash used in investing activities	(237.8)	(60.6)

FINANCING ACTIVITIES
Dividends paid	(463.8)	(309.2)
Distributions to non-controlling interest	(1.3)	(2.2)
Net cash used in financing activities	(465.1)	(311.4)

Effect of exchange rate changes on cash	4.0	23.4

Increase (decrease) in cash and cash equivalents	$83.7	$126.5

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Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

 ###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

	First Quarter
Reconciliation of Net Income attributable to SCC to adjusted EBITDA	2021	2020
Net income attributable to SCC	$763.8	$214.8
Add:
Net income attributable to the non-controlling interest	3.3	1.4
Income taxes	507.5	221.7
Interest expense	89.6	96.8
Depreciation, amortization and depletion	200.6	192.9
Less:
Equity earnings of affiliate	(7.9)	(1.0)
Interest income	(2.4)	(7.8)
Adjusted EBITDA	$1,554.5	$718.8

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

	1st quarter 2021		1st quarter 2020		4th quarter 2020
Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	$943.8	184.8	$955.8	184.6	$1,048.5	190.6
Add:
Selling, general and administrative expenses	30.1	5.9	29.1	5.6	32.2	5.9
Treatment and refining charges net of sales premiums	(7.0)	(1.4)	(0.7)	(0.1)	(2.8)	(0.5)
Less:
Workers participation	(104.2)	(20.4)	(53.6)	(10.3)	(91.3)	(16.6)
Purchased concentrates from third parties	(41.2)	(8.1)	(129.3)	(25.0)	(76.4)	(13.9)
Other charges	(16.3)	(3.2)	(11.3)	(2.2)	(72.9)	(13.3)
Inventory change	(33.9)	(6.6)	(57.1)	(11.0)	(47.7)	(8.7)
Operating cash cost before by-product revenues	771.3	151.0	732.9	141.5	789.6	143.5
Less by-product revenues	(393.7)	(77.1)	(332.2)	(64.1)	(420.0)	(76.3)
Operating cash cost net of by-product revenues	$377.6	73.9	$400.7	77.4	$369.6	$67.2
Total pounds of copper produced, in millions		510.8		517.9		550.1

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